EXHIBIT 3.1

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
OF
BNC BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows:

Article II, as contained in the corporation’s Articles of Incorporation filed September 23, 2002, shall be deleted in its entirety and the new Article II as attached hereto shall be substituted therefore.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: May 21, 2012.

5.	The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.	These articles will be effective upon filing.

This the 22nd day of May, 2012.

BNC Bancorp

/s/ W. Swope Montgomery, Jr.

Signature

W. Swope Montgomery. Jr.
President and Chief Executive Officer

ARTICLE II

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 100,000,000 shares of capital stock, none of which shall have any par value, divided into classes as follows:

Class	Number of Shares

Common Stock	80,000,000
Preferred Stock	20,000,000

Section 2.2. Common Stock. The Common Stock shall consist of two separate classes, of which 60,000,000 shares shall be designated as Voting Common Stock (“Voting Common Stock”) and 20,000,000 shares shall be designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”).

Each holder of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation (including any amendment to designate the terms of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any amendment to designate the terms of any series of Preferred Stock) or pursuant to the North Carolina Business Corporation Act (“NCBCA”). The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein.

Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the Corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of Common Stock shall receive such dividend in like stock. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Incorporation that adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the Voting Common Stock.

Section 2.3. Conversion of Common Stock. Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock at the option of the holder; provided, however, that each share of Non-Voting Common Stock will not be convertible in the hands of or at the election of the initial holder or any affiliate of such initial holder and will only be convertible by a transferee and in connection with or after a transfer to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described in the next sentence. The Non-Voting Common Stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to the Corporation, (ii) in a widely distributed public offering of Voting Common Stock, (iii) in a transfer that is part of a private placement of Voting Common Stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of the voting securities of the Corporation then outstanding (including pursuant to a related series of transfers), (iv) in a transfer of Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering, or (v) a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction. In order to transfer such shares of Non-Voting Common Stock under the preceding clauses (i) or (iii), a transferee of such shares must surrender certificates representing such shares to the Corporation, together with documentation reasonably satisfactory to the Corporation that such transferee has acquired such shares in a transfer qualifying under the preceding clauses (i) or (iii).

Until presented and surrendered for cancellation following such conversion, each certificate representing shares of Non-Voting Common Stock in respect of which a conversion election has been made in accordance with the previous paragraph shall be deemed to represent the number of shares of Voting Common Stock into which such shares have been converted, and upon presentation and surrender of such certificate the holder thereof shall be entitled to receive a certificate for the appropriate number of shares of Voting Common Stock. Upon a conversion pursuant to this Section 2.3, each converted share of Non-Voting Common Stock, as applicable, shall be retired. The Corporation shall from time to time reserve for issuance the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted.

Section 2.4. Preferred Stock. The shares of Preferred Stock may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions or restrictions thereon) as the Board of Directors may and hereby is authorized to determine.

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF

BNC BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows (State below or attach):

The attached designation of the preferences, limitations, and relative rights of the Company’s Mandatorily Convertible Non-Voting Preferred Stock, Series B, was duly adopted and approved by the Company’s Board of Directors as provided in N.C. Gen. Stat. Section 55-6-02(b). Shareholder approval is not required under Section 55-6-02(b).

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: May 18, 2010

5.	The amendment was duly adopted and approved by the Board of Directors of the corporation, as provided for pursuant to §55-10-02 of the General Statutes of North Carolina.

6.	These articles will be effective upon filing.

This the 14th day of June, 2010.

BNC Bancorp
Name of Corporation

/s/ W. Swope Montgomery, Jr.
Signature

W. Swope Montgomery, Jr.
President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO DESIGNATE THE TERMS OF

MANDATORILY CONVERTIBLE

NON-VOTING PREFERRED STOCK, SERIES B

OF

BNC BANCORP

Section 1. Designation and Rank. (a) There is hereby created out of the authorized and unissued shares of preferred stock (the “Preferred Stock”) of BNC Bancorp (the “Corporation”) a series of preferred stock designated as the “Mandatorily Convertible Non-Voting Preferred Stock, Series B” (the “Series B Preferred Stock”). The maximum number of shares of the Series B Preferred Stock shall be 1,804,566. The Series B Preferred Stock shall rank pari passu with the common stock of the Corporation (the “Common Stock”), as set forth herein, and junior to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock as to rights upon liquidation, winding-up or dissolution of the Corporation. Except as otherwise provided herein, the Series B Preferred Stock shall in all other respects carry the same rights and privileges as the Common Stock.

(b) Converted Stock Amount. For the purposes of these Articles of Amendment, “Converted Stock Amount” shall mean one share of Common Stock for each share of Series B Preferred Stock, adjusted as provided for herein. If the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a smaller number of shares, the Converted Stock Amount shall be adjusted as if such subdivision, split or combination applied to the shares of Common Stock represented by the Converted Stock Amount.

Section 2. Dividends; Priority.

(a) Payment of Dividends; Certain Adjustments. The holders of Series B Preferred Stock shall be entitled to receive, when, as, and if declared by the Corporation’s Board of Directors (the “Board of Directors”), out of funds legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of shares of Common Stock equal to the Converted Stock Amount such that holders of the Common Stock shall not receive a dividend or distribution unless an identical dividend or distribution (as described above) is also made to the Series B Preferred Stock holders based on the Converted Stock Amount; provided that, the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Amount pursuant to Section 1(b), and provided further that, if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security or otherwise shall be declared on the Common Stock, the corresponding dividend or distribution payable on the Series B Preferred Stock shall consist of an identical right or warrant except that it shall be to acquire Series B Preferred Stock or Preferred Stock identical to the Series B Preferred Stock with a Converted Stock Amount equal to the number of shares of Common Stock that would then be subject to such right or warrant. Each declared dividend or distribution shall be payable to holders of record as provided in the Corporation’s Bylaws on the same record date for the payment of the corresponding dividends and distributions to the holders of the Common Stock.

(b) Dividend Rate. The Series B Preferred Stock shall have no set dividend rate.

(c) Priority as to Dividends. The Series B Preferred Stock shall rank junior, with regard to dividends, to the Series A Preferred Stock and any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock. The Series B Preferred Stock shall have the same priority, with regard to dividends, as the Common Stock as set forth herein.

Section 3. Voting and Consent Rights.

(a) General Voting Rights. Except as from time to time required by applicable law, the Series B Preferred Stock shall have no voting rights.

(b) Consent Rights on Extraordinary Matters. Notwithstanding paragraph (a) of this Section 3, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Amendment and the Corporation’s Articles of Incorporation that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Section 4. Reorganization Events. (a) In the event of: (i) any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another person; (ii) any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Corporation, or its principal subsidiary bank, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another person; (iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or (iv) any statutory exchange of the outstanding shares of the Common Stock for securities of another person (other than in connection with a merger or acquisition) (any such event specified in this Section 4(a), a “Reorganization Event” ), each share of the Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of the Converted Stock Amount into which the share of the Series B Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, holders of the Series B Preferred Stock shall have the same election privileges and rights as the holders of the Common Stock.

(c) In the event that the Exchange Property consists of “voting securities for bank regulatory purposes, the holder of Series B Preferred Stock may elect, to receive in lieu of such voting securities a non-“voting security” equivalent.

(d) Notwithstanding anything to the contrary in this Section 4 or otherwise in these Articles of Amendment, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change (as defined herein) unless such agreement entitles holders of the Series B Preferred Stock to receive, on an as-if converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of the Common Stock that was not the counterparty to such transaction or an affiliate of such other party.

“Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation to any person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property.

Section 5. Conversion. (a) Effective immediately after the time (the “Mandatory Conversion Time”) of the consummation of the transfer by a holder of Series B Preferred Stock to third parties in a Widely Dispersed Offering (as defined below), the shares of Series B Preferred Stock so transferred shall automatically convert into shares of Common Stock as set forth below (the time of such conversion, the “Conversion Time”). The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be the Converted Stock Amount, provided that cash will be paid in lieu of fractional shares in accordance with Section 10 hereof.

“Widely Dispersed Offering” means (i) a widespread public distribution, including pursuant to Rule 144 under the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of shares of any class of capital stock that is then entitled to vote generally in the election of directors of the Corporation (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities of the Corporation without any transfer from the transferor.

(b) Notwithstanding anything herein to the contrary, in no event shall a transferee of a Widely Dispersed Offering be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock pursuant to this Section 5 or Section 4 to the extent (but only to the extent) that at such time the transferee holder does not have any required Regulatory Approvals (as defined below). If any delivery of shares of Common Stock owed to a transferee upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to the Corporation that the requirements of this Section 5(b) are met.

“Regulatory Approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into Common Stock and to own such Common Stock without such holder being in violation of applicable law, rule or regulation, receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(c) If after a Reorganization Event, none of the Exchange Property consists of Voting Securities, the Series B Preferred Stock shall become immediately convertible by the holder without limitation (the “Non-Voting Securities Trigger”).

Section 6. Conversion Procedures. (a) Each holder shall promptly provide written notice to the Corporation of its intent to transfer its Series B Preferred Stock in a Widely Dispersed Offering and, if a Regulatory Approval is required by the transferee, promptly upon receipt of such required Regulatory Approval applicable to the transferee, such transferee shall provide written notice to the Corporation of such receipt. Upon occurrence of the Mandatory Conversion Time with respect to shares of any holder, the Corporation shall provide notice of such conversion to such holder (such notice, a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such holder shall state, as appropriate:

(i) the Mandatory Conversion Time applicable to such holder;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such holder and subject to such mandatory conversion; and

(iii) the place or places where certificates for shares of Series B Preferred Stock held of record by such holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) In the event that such holder fails to surrender the required certificates for shares of Series B Preferred Stock held of record by such holder within 30 days after delivery of the Notice of Mandatory Conversion, the Corporation shall, by written notice to such holder, indicate which shares have been converted pursuant to Section 5.

(c) Effective immediately prior to the Conversion Time with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any payments to which such holder is otherwise entitled pursuant to Section 2, Section 4, Section 5 or Section 10 hereof, as applicable.

(d) Prior to the Conversion Time with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(e) Shares of Series B Preferred Stock duly converted in accordance with Section 5 of these Articles of Amendment will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the sum of the number of shares of Series B Preferred Stock then outstanding.

(f) The person or persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the applicable Conversion Time with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation.

(g) At the Mandatory Conversion Time with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

(h) After the occurrence of a Non-Voting Securities Trigger, the conversion procedures set forth herein shall apply mutatis mutandis, disregarding any relevant regulatory requirements or restrictions.

Section 7. Liquidation Rights; Priority. (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders shall be entitled to receive, out of the assets of the Corporation and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of Preferred Stock that is issued by the Corporation from time to time unless so designated in such series of Preferred Stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of Common Stock would be entitled to receive based on the Converted Stock Amount immediately prior to such liquidation, dissolution or winding-up, assuming such shares of Common Stock were outstanding, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders shall not be entitled to any further participation.

(b) Neither the merger nor consolidation of the Corporation into or with any other Corporation, nor the merger or consolidation of any other Corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 7.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders at their respective addresses as the same shall appear on the books of the Corporation.

(d) If the amounts available for distribution with respect to the Series B Preferred Stock and all outstanding stock of the Corporation ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled.

Section 8. Maturity. The Series B Preferred Stock shall be perpetual.

Section 9. Redemption. (a) The Series B Preferred Stock shall not be redeemable at the option of the holder or the Corporation.

(b) The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section10. Fractional Shares. (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 5 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price (defined below) of the Common Stock determined as of the second Trading Day (defined below) immediately preceding the Mandatory Conversion Time.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Capital Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of these Articles of Amendment, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Capital

Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Capital Market shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

“Trading Day” means a day on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 11. Reservation of Common Stock. (a) The Corporation shall at all times thereafter reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.

(b) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Section 12. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 13. Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1226 Eastchester Drive, High Point, NC 27262, Attn: W. Swope Montgomery, Jr., Facsimile: (336) 889-8996, with a copy to the Corporation’s legal counsel at 271 17th Street, Suite 2400, Atlanta, Georgia 30363, Attn: Steven S. Dunlevie, Facsimile: (404) 870-4828, or (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b)The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

NORTH CAROLINA
Department of The Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

BNC BANCORP

the original of which was filed in this office on the 3rd day of December, 2008.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 3rd day of December, 2008

Secretary of State

Document Id: C200833800063

State of North Carolina Department of the Secretary of State ARTICLES OF AMENDMENT OF BNC BANCORP	SOSID: 0646617 Date Filed: 12/3/2008 3:19:00 PM Elaine F. Marshall North Carolina Secretary of State C200833800063

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BNC BANCORP

2.	The text of each amendment adopted is as follows (State below or attach):

The attached designation of the preferences, limitations, and relative rights of the Company’s fixed Rate Cumulative Perpetual Preferred Stock, Series A, were approved by the Company’s Board of Directors as provided in N.C. Gen. Stat. Section 55-6-02(b). Shareholder approval is not required under Section 55-6-02(b).

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not applicable.

4.	The date of adoption of each amendment was as follows: December 2, 2008

5.	The amendment was approved by the Board of Directors of the corporation, as provided for pursuant to §55-10-02 of the General Statutes of North Carolina.

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

This the 2nd day of December, 2008.

BNC Bancorp
Name of Corporation

Signature

W. Swope Montgomery. Jr.
Chief Executive Officer
Type or Print Name and Title

DESIGNATION OF PREFERENCES, LIMITATIONS AND

RELATIVE RIGHTS OF

FIXED RATE CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES A,

OF

BNC BANCORP

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A.” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 31,260.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, no par value per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation,

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $7,815,000.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means Original Issue Date.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations, The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(1) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13,2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend

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Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any

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purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

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Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

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Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

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(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock, Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

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(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the

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office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of

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any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall, be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

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Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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                    ARTICLES OF INCORPORATION OF BNC BANCORP

                            ARTICLES OF INCORPORATION

                                       OF

                                   BNC BANCORP

                                    ARTICLE I

The name of the corporation is BNC Bancorp (the "Corporation").

                                   ARTICLE II

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 100,000,000 shares of capital stock, none of which shall have any par value, divided into classes as follows:

        Class                                       Number of Shares
        -----                                       ----------------
        Common Stock                                      80,000,000
        Preferred Stock                                   20,000,000

Section 2.2. Common Stock. The shares of Common Stock shall be of one and the same class. Subject to the rights of holders of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.3 hereof and by the
North Carolina Business Corporation Act ("NCBCA") as now constituted or hereafter amended, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote and shall be entitled to participate pro rata after preferential rights of holders of Preferred Stock in the distribution of the net assets of the
Corporation upon dissolution.

Section 2.3. Preferred Stock. The shares of Preferred Stock may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares

into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions or restrictions thereon) as the Board of Directors may and hereby is authorized to determine.

                                   ARTICLE III

The street address and county of the initial registered office of the
Corporation is 831 Julian Avenue, Thomasville, Davidson County, North Carolina
27360. The mailing address of the initial registered office of the Corporation is Post Office Box 1148, Thomasville, North Carolina 27361-1148. The name of the initial registered agent is W. Swope Montgomery, Jr.

                                   ARTICLE IV

The name and address of the incorporator is as follows:

                            W. Swope Montgomery, Jr.
                            831 Julian Avenue
                            P. O. Box 1148
                            Thomasville, North Carolina 27361-1148

                                    ARTICLE V

To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these
Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

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                                   ARTICLE VI

The provisions of Article 9 and Article 9A of the NCBCA entitled "The North
Carolina Shareholder Protection Act" and "The North Carolina Control Share
Acquisition Act," respectively, shall not be applicable to the Corporation.

                                   ARTICLE VII

Section 7.1. Definitions and Terms With Respect to Article VII. For purposes of this Article VII, the following definitions shall apply:

(a) The terms "Business Combination" shall mean any transfer in connection with
(i) a combination or merger of the Corporation, (ii) the acquisition of more than ten percent (10%) of the Corporation's outstanding Voting Shares, or (iii)
a purchase or sale of a substantial portion of the assets of the Corporation or a Subsidiary thereof (a purchase or sale of 20% or more of the total assets of the Corporation or a Subsidiary as of the end of the most recent quarterly period being deemed as "substantial") in each case, as applicable, which requires the approval of, or notice to and absence of objection by (i) any federal or state regulatory authority of banks, savings banks, savings and loan associations or their holding companies, (ii) the Federal Trade Commission or the Anti-Trust Division of the United States Department of Justice, or (iii) the
shareholders of the Corporation, but excluding any reorganization, acquisition, merger, purchase or sale of assets, or combination initiated by the Corporation upon the vote of at least fifty-one percent (51%) of the Continuing Directors.

(b) The term "Continuing Director" shall mean any member of the Board of
Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board of Directors prior to the time that the Related Person become a Related Person, and

                                       3

any successor of a Continuing Director who is unaffiliated with the Related
Person and is recommended to succeed a Continuing Director by a majority of the
Continuing Directors.

(c) The term "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, or an unincorporated organization or similar company, and also includes a syndicate or any group of any of the foregoing formed or acting together in concert for the purpose of acquiring, holding or disposing of the equity securities or assets of the Corporation or any Subsidiary.

(d) The term "Related Person" shall mean any individual, partnership, corporation, trust or other person or entity (together with its "affiliates" and
"associates," as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "1934 Act")) which as of the date of its offer with respect to a Business Combination is a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) in the aggregate of ten percent (10%) or more of the outstanding Voting Shares of the Corporation. A
Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the beneficial owner thereof.

(e) The term "Subsidiary" shall mean any corporation or other entity of which the Person in question owns not less than fifty percent (50%) of any class of equity securities, directly or indirectly.

(f) The term "Voting Shares" shall mean any shares of the authorized stock of the Corporation entitled to vote generally in the election of directors.

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(g) The term "Whole Board of Directors" shall mean the total number of directors which the Corporation would have if there were no vacancies on the Board.

Section 7.2. Rights of Shareholders. The affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding Voting Shares, voting separately as a class, shall be required for the approval or authorization of any Business Combination, provided, however, that the seventy-five percent (75%)
voting requirement shall not be applicable and such Business Combination may be approved by the shareholder vote required by law and any other provision of these Articles of Incorporation if the Business Combination is approved by the
Board of Directors of the Corporation by the affirmative vote of (a) at least seventy-five percent (75%) of the Whole Board of Directors, and (b) if such
Business Combination is proposed by a Related Person, at least seventy-five percent (75%) of the Continuing Directors, in either case at a duly called or convened regular or special meeting of the Board of Directors.

Section 7.3. Fiduciary Obligations. Nothing contained in this Article VII shall be construed to relieve any Related Person from any fiduciary obligation imposed by law or equity.

Section 7.4. Standards of Board of Directors' Evaluation of an Offer. The Board
of Directors of the Corporation, when evaluating any offer of another Person to effect a Business Combination shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effects of acceptance of such offer on its depositors, borrowers, other customers, employees, and creditors of the
Corporation and its Subsidiaries, and on the

                                       5

communities in which the Corporation and its Subsidiaries operate or are located; (ii) the ability of the Corporation and its Subsidiaries to fulfill the objectives of a bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the Person or Persons proposing the Business Combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the
Business Combination, and other likely financial obligations of such Person or
Persons, and the possible effect of such conditions and prospects upon the
Corporation and its Subsidiaries and the communities in which the Corporation and its Subsidiaries are located; (iv) the competence, experience, and integrity of the Person or Persons proposing the Business Combination and its or their management; and (v) the prospects for successful conclusion of the proposed
Business Combination. The provisions of this Article VII shall be deemed solely to grant discretionary authority to the Board of Directors and shall not be deemed to provide any constituency the right to be considered or to compel the consideration of its interests.

Section 7.5. Amendment and Repeal of Article VII. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation
(and notwithstanding the fact that a lesser percentage may be specified by law)
any amendment, change or repeal of this Article VII, or any other amendment of these Articles of Incorporation which will have the effect of modifying or permitting circumvention of this Article VII, shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding
Voting Shares of the

                                       6

Corporation, voting separately as a class; provided, however, that this restriction shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any such amendment, change or repeal recommended to shareholders of the Corporation by the affirmative vote of at least (a)
seventy-five percent (75%) of the Whole Board of Directors, and (b) if at such time there shall be a Related Person, at least seventy-five percent (75%) of the
Continuing Board of Directors, and in either such event such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the NCBCA.

                                  ARTICLE VIII

Section 8.1. Board of Directors. The number of directors of the Corporation shall not be less than five (5) nor more than thirty (30), with the exact number to be fixed from time to time as provided in the Corporation's Bylaws.

In the first election of directors, and in all elections thereafter, that the total number of directors as fixed pursuant to the Corporation's Bylaws is nine
(9) or more, the directors shall be divided into three (3) classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected for terms of three (3) years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the

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additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number. At all times that the number of directors, as fixed pursuant to the
Corporation's Bylaws, is less than nine (9), each director shall be elected to a term ending as of the next succeeding annual meeting of shareholders or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify.

Section 8.2. Initial Board of Directors. The number of directors constituting the initial Board of Directors of the Corporation shall be twelve (12) and the names of the persons who are to serve as directors of the Corporation until the first meeting of shareholders or until their successors are elected and qualify are:

                           Larry L. Callahan
                           John J. Collett, Jr.
                           Joseph M. Coltrane, Jr.
                           W. Groome Fulton, Jr.
                           Lloyd M. Higgins, M.D.
                           W. Swope Montgomery, Jr.
                           Lenin J. Peters, M.D.
                           Thomas R. Smith, CPA
                           Colon E. Starrett
                           Robert A. Team, Jr.
                           D. Vann Williford
                           Richard F. Wood

         This the 17th day of  September, 2002.

                                     By:           /s/ W. Swope Montgomery, Jr.
                                              ---------------------------------
                                              W. Swope Montgomery, Jr.
                                              Incorporator

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